Exhibit 5.1

MOORE, COCKRELL, GOICOECHEA & JOHNSON, P.C.

OFFICE 406-751-6000 | FAX 406-756-6522

145 COMMONS LOOP, STE. 200 | PO BOX 7370 | KALISPELL, MT 59904-0370

Dale R. Cockrell	Katrina L. Feller
Sean P. Goicoechea	Sean E. Christensen
Jay T. Johnson	David M. Sandler
Christopher C. Di Lorenzo	Timothy J. Shaffer

Eric M. Brooks

August 4, 2025

The Board of Directors

Glacier Bancorp, Inc.

49 Commons Loop

Kalispell, Montana 59901

Re:	Legal Opinion Regarding Validity of Securities Offered

Members of the Board:

We have acted as special counsel for Glacier Bancorp, Inc., a Montana corporation (“Glacier”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 1,600,000 shares of Glacier common stock, $0.01 par value per share (the “Shares”), authorized for issuance under the Glacier Bancorp, Inc. 2025 Stock Incentive Plan (the “2025 Equity Plan”) that was approved by the Company’s shareholders on April 30, 2025.

In connection with the Shares that will be issued under the 2025 Equity Plan, we have examined the following: (i) the 2025 Equity Plan; (ii) the Registration Statement on Form S-8 to be filed by Glacier with the Securities and Exchange Commission (the “Registration Statement”) (iii) resolutions adopted by the Board of Directors of Glacier relating to the authorization and approval of the 2025 Equity Plan and the registration of the Shares under the Registration Statement; and (iv) such other documents as we have deemed necessary to form the opinion expressed below. We have assumed that the documents reviewed and relied upon in giving the opinion expressed below are true and correct copies of the documents and the signatures on such documents are genuine. As to various questions of fact material to such opinion, where relevant facts were not independently established, we have relied upon statements of officers of Glacier or representations of Glacier contained in the 2025 Equity Plan. We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in the documents listed above or otherwise made known to us.

Our opinion assumes that the Shares are issued in accordance with the terms of the 2025 Equity Plan after the Registration Statement has become effective under the Act.

Based upon and relying solely upon the foregoing, and subject to the exceptions and limitations set forth herein, it is our opinion that, under existing law, the Shares, or any portion thereof, when issued pursuant to and in accordance with the 2025 Equity Plan, after the Registration Statement has become effective under the Act, will be validly issued under the laws of the State of Montana and will be fully paid and non-assessable.

August 4, 2025

The opinion is given as of the date of this letter. We assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may occur after the date of this letter.

This opinion letter is limited to the application of the laws of the State of Montana and the federal laws of the United States of America as in effect on the date of this letter. We express no opinion as to the laws of any other jurisdictions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement In giving such consent, we do not thereby admit that we are experts within the meaning of the Act.

Sincerely,

MOORE, COCKRELL, GOICOECHEA
& JOHNSON, P.C.

/s/ Moore, Cockrell, Goicoechea & Johnson, P.C.